     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2001.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        THE DUN & BRADSTREET CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              7320                             22-3725387
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)


                             ONE DIAMOND HILL ROAD

                             MURRAY HILL, NJ 07974
                                 (908) 665-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               ROXANNE E. PARKER
               VICE PRESIDENT -- TREASURY AND INVESTOR RELATIONS

                             ONE DIAMOND HILL ROAD


                             MURRAY HILL, NJ 07974

                                 (908) 665-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


                DEBORAH S. PRUTZMAN                                      JOHN B. TEHAN
     SENIOR VICE PRESIDENT AND GENERAL COUNSEL                     SIMPSON THACHER & BARTLETT
          THE DUN & BRADSTREET CORPORATION                            425 LEXINGTON AVENUE
               ONE DIAMOND HILL ROAD                                   NEW YORK, NY 10017
               MURRAY HILL, NJ 07974                                     (212) 455-2675
                   (908) 665-5000


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC as soon as practicable after the effective date of the Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED         PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF               AMOUNT TO BE       MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED         PRICE PER UNIT            PRICE          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
6.625% Series B Senior Notes due 2006.....     $300,000,000             100%             $300,000,000            $75,000
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES OR ACCEPT ANY OFFER TO BUY THESE SECURITIES UNTIL WE DELIVER THIS PROSPECTUS TO YOU IN FINAL FORM. WE ARE NOT USING THIS PROSPECTUS TO OFFER TO SELL THESE SECURITIES OR TO SOLICIT OFFERS TO BUY THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2001

PRELIMINARY PROSPECTUS

                        THE DUN & BRADSTREET CORPORATION

                            OFFER TO EXCHANGE UP TO
           $300,000,000 OF ITS 6.625% SERIES B SENIOR NOTES DUE 2006
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   $300,000,000 6.625% SENIOR NOTES DUE 2006

                            ------------------------

THE EXCHANGE OFFER

- The Dun & Bradstreet Corporation will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

- You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

- The exchange offer expires at 5:00 p.m., New York City time, on
                 , 2001. We do not currently intend to extend the expiration date.

THE EXCHANGE NOTES

- The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

- The exchange notes will mature on March 15, 2006.

- Interest on the exchange notes will be payable semi-annually on March 15 and

  September 15 of each year, commencing September 15, 2001.

                            ------------------------

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2001.

                               TABLE OF CONTENTS


Special Note Regarding Forward-Looking
  Statements...........................    i
Where You Can Find More Information....   ii
Summary................................    1
Risk Factors...........................    8
Use of Proceeds........................    9
Ratios of Earnings to Fixed Charges....   10
Capitalization.........................   11
Selected Financial Data................   12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   14
Business...............................   20
The Exchange Offer.....................   27
Description of the Exchange Notes......   37
United States Federal Income Tax
  Consequences.........................   44
Plan of Distribution...................   48
Legal Matters..........................   48
Independent Public Accountants.........   48


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Certain statements in this prospectus are forward-looking. These may be identified by the use of forward-looking words or phrases, such as "expect," "will," "can," "anticipate," and "plan," among others. All such forward-looking statements are based on our reasonable expectations at the time they are made, but are not guarantees of future performance. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our business include: (1) complexity and uncertainty regarding the development of new high-technology products, (2) possible loss of market share through competition, (3) pricing pressures from competitors and/or customers, (4) changes in the business information and risk management industries and markets, including those driven by the Internet, (5) our ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms, (6) our ability to complete the implementation of our euro plans on a timely basis and the competitive implications that the conversion to the euro may have on our pricing and marketing strategies, (7) our ability to attract and retain key employees, (8) risks associated with investments and operations in foreign countries, including regulatory environment, exchange rate fluctuations and cultural factors, (9) the outcome of any reviews by applicable tax authorities of our global tax planning initiatives, (10) our ability to successfully implement our business strategy, including the ability to consummate asset monetization transactions, changes in the international business model and financial flexibility initiatives on terms and conditions contemplated by us, (11) the loss of key customers due to consolidations and mergers, (12) the impact of product rationalization activities on revenues, (13) our ability to expand our database on commercially reasonable terms and the possibility that data suppliers might withdraw data from us, (14) the possibility that economic conditions might lead to a reduction in the use of our products, and (15) the timing with which significant customer contracts are executed. We undertake no obligations to publicly release any revision to any forward-looking statement to reflect any future events or circumstances.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below:

     - Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on February 22, 2001;

     - Quarterly Report on Form 10-Q for the three-month period ended March 31, 2001, filed with the SEC on May 15, 2001; and

     - Current Report on Form 8-K, filed with the SEC on March 13, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

     The Dun & Bradstreet Corporation
     One Diamond Hill Road
     Murray Hill, New Jersey 07974
     Attention: Corporate Secretary
     Telephone: (908) 665-5000

                                    SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the documents we have referred you to which set forth important factors that could affect the Company's business, operations, prospects and financial results. Unless otherwise specifically indicated, "D&B," the "Company," "we," "our," "ours," and "us" each refers to The Dun & Bradstreet Corporation and its consolidated subsidiaries.

                        THE DUN & BRADSTREET CORPORATION

GENERAL

     The Dun & Bradstreet Corporation, a leading provider of business information, has been enabling business-to-business commerce for 159 years. D&B's information and technology solutions help businesses reduce credit risk, find profitable customers and manage customer relationships more efficiently. Businesses also use D&B's information and technology to authenticate and verify potential trading partners online, increasing their trust and confidence in e-commerce business transactions. At the core of D&B's business is its database, containing information on more than 62 million public and private business entities located in more than 200 countries, which D&B believes is the world's largest and most comprehensive of its kind. The database is also the source from which D&B offers a sophisticated array of products, services and applications to its business information customers.

     Until September 30, 2000, the business of the Company was operated as part of the corporation now known as Moody's Corporation and previously known as "The Dun & Bradstreet Corporation". Moody's Corporation is referred to herein as "Old D&B" for periods prior to the 2000 Distribution and as "Moody's" for periods thereafter. On September 30, 2000, Old D&B distributed to all holders of its common stock the shares of D&B, which was a wholly-owned subsidiary and became an independent public company (the "2000 Distribution"). As a result of the 2000 Distribution, the sole business of the Company is D&B. Because of the relative significance of D&B's business to Old D&B, D&B was treated as the "accounting successor" to Old D&B, and as such, D&B has been classified as a continuing operation and the business associated with Moody's Corporation has been classified as a discontinued operation.

     Old D&B was incorporated under the laws of the State of Delaware on April 8, 1998. Old D&B began operating as an independent publicly-owned corporation on July 1, 1998 as a result of its June 30, 1998 spinoff (the "1998 Distribution") from the corporation now known as "R.H. Donnelley Corporation" and previously known as "The Dun & Bradstreet Corporation" ("Donnelley"). Old D&B became the accounting successor to Donnelley at the time of the 1998 Distribution.

     Prior to the 1998 Distribution, Donnelley was the parent holding company for subsidiaries then engaged in the businesses currently conducted by D&B, Moody's and Donnelley. Prior to November 1, 1996, it also was the parent holding company of subsidiaries conducting business under the names Cognizant Corporation ("Cognizant") and ACNielsen Corporation ("ACNielsen"). On that date Donnelley effected a spinoff of the capital stock of Cognizant and ACNielsen to its stockholders (the "1996 Distribution"). Cognizant subsequently changed its name to Nielsen Media Research, Inc. in connection with its 1998 spinoff of the capital stock of IMS Health Incorporated ("IMS Health").

     Our principal executive offices are located at One Diamond Hill Road, Murray Hill, New Jersey 07974, and our telephone number is (908) 665-5000.

BUSINESS STRATEGY

     D&B's strategic goal is to become a growth company with an important presence on the Web. D&B has developed a five-part strategy to further its goal.

     - LEVERAGE THE BRAND: D&B's strategy begins by leveraging core brand assets in a manner designed to assure that The Dun & Bradstreet name continues to engender the same level of trust and confidence in business-to-business e-commerce transactions, where issues of trust and confidence are of paramount concern, that it does in the traditional marketplace.

     - CREATE FINANCIAL FLEXIBILITY: The implementation of the Company's strategy will require significant investments which D&B plans to fund by reallocating spending to areas representing growth opportunities.

     - ENHANCE THE CURRENT BUSINESS: An important element of D&B's strategy is capitalizing on opportunities in its current business to generate revenue growth and increase profitability. D&B believes it can further develop its relationships with its over 150,000 customers worldwide and expand its customer base by making selected investments.


     - BECOME AN IMPORTANT PLAYER IN BUSINESS-TO-BUSINESS E-COMMERCE: D&B believes that business-to-business e-commerce is a potent opportunity. In addition to creating value for customers through D&B products and services, D&B expects to enter into strategic alliances that leverage D&B's strengths along with those of other market leaders.


     - BUILD A WINNING CULTURE: D&B recognizes that successfully achieving its strategic goals will require talented, motivated and efficient associates aligned around a common set of strategies and goals.

                              RECENT DEVELOPMENTS


     In May 2001, we completed the sale of the operations of our Receivable Management Services ("RMS") product lines in the U.S. and Hong Kong to the RMS senior management team and our European RMS operations to Intrum Justitia, B.V. for approximately $120 million in cash. Included in this amount is payment related to a contract to provide the buyer of the U.S. and Hong Kong RMS businesses with credit information products over several years. The portion of the payment that is for products to be provided in the future will be recorded in deferred revenue and recognized as products are delivered. We expect to complete the sale of our Canadian RMS business by the end of May. During the year 2000, these operations generated approximately $145 million in revenues and approximately 6% of our earnings before interest, taxes, depreciation, amortization and one-time non-recurring items.


     Also, in May 2001, we completed the acquisition of iMarket, a provider of business-to-business sales and marketing solutions for small and mid-sized companies. We previously held a minority interest in iMarket and paid approximately $19 million to acquire the remainder of the business we did not already own. The acquisition will be accounted for using the purchase method of accounting for business combinations.

                               THE EXCHANGE OFFER

     On March 22, 2001, The Dun & Bradstreet Corporation completed the private offering of the outstanding notes. References to notes in this prospectus are references to both the outstanding notes and the exchange notes.

     D&B entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and D&B agreed to complete the exchange offer within 180 days after the date of original issuance of the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except that:

     - the exchange notes have been registered under the Securities Act of 1933, as amended (the "Securities Act");

     - the exchange notes are not entitled to registration rights under the registration rights agreement; and

     - certain contingent interest rate provisions are no longer applicable.

The Exchange Offer............   We are offering to exchange up to $300,000,000
                                 aggregate principal amount of its 6.625% Series
                                 B Senior Notes due 2006 (the "exchange notes") for like aggregate principal amount of our outstanding 6.625% Senior Notes due 2006 (the
                                 "outstanding notes"). Outstanding notes may only be exchange in integral multiples of $1,000.

Resales.......................   Based on an interpretation by the staff of the
                                 Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of D&B within the meaning of Rule 405 under the Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                                 Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                                 Any holder of outstanding notes who:

                                 - is an affiliate of D&B,

                                 - does not acquire exchange notes in the
                                   ordinary course of its business, or

                                 - tenders in the exchange offer with the
                                   intention to participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of
  Tenders.....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on             , 2001, or
                                 such later date and time to which D&B
                                 corporation extends the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the
Exchange Offer................   The exchange offer is subject to customary
                                 conditions, which D&B may waive. Please read the section captioned "The Exchange
                                 Offer -- Certain Conditions to the Exchange
                                 Offer" of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering
Outstanding Notes.............   If you wish to accept the exchange offer, you
                                 must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust
                                 Company, DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of
                                 DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

                                 - any exchange notes that you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in a distribution of the exchange notes;

                                 - if you are a broker-dealer that will receive
                                   exchange notes for your own account in
                                   exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

                                 - you are not an "affiliate," as defined in
                                   Rule 405 of the Securities Act, of D&B or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner of outstanding
                                 notes which are not registered in your name, and you wish to tender such outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding notes
                                 and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer
                                 Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Effect on Holders of
Outstanding Notes.............   As a result of the making and consummation of
                                 the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement.
                                 If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except as noted above.

                                 To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to
  Exchange....................   All untendered outstanding notes will continue
                                 to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, D&B does not currently anticipate that it will register the outstanding notes under the Securities Act.

U.S. Federal Income Tax
  Considerations..............   The exchange of outstanding notes for exchange
                                 notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain United States Federal
                                 Income Tax Consequences of the Exchange Offer."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of exchange notes pursuant to the exchange offer.

Exchange Agent................   The Bank of New York is the exchange agent for
                                 the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "Exchange
                                 Offer -- Exchange Agent" of this prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer........................   The Dun & Bradstreet Corporation.

Securities Offered............   $300,000,000 principal amount of 6.625% Series
                                 B Senior Notes due 2006.

Maturity Date.................   March 15, 2006.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 commencing September 15, 2001.

Optional Redemption...........   The exchange notes will be redeemable at the
                                 option of D&B, in whole or in part, prior to their maturity at the redemption prices listed in the section entitled "Description of the Notes -- Optional Redemption."

Ranking.......................   The exchange notes will be unsecured senior
                                 obligations of the Company and will rank equally and ratably with our existing and future unsecured senior debt. The exchange notes will be effectively subordinated to our secured obligations.

Certain Covenants.............   D&B issued the outstanding notes and will issue
                                 the exchange notes under an indenture with The
                                 Bank of New York, the trustee. The indenture, among other things, restricts our ability to:

                                 - permit certain liens securing debt;

                                 - enter into sale and leaseback transactions;
                                   and

                                 - sell all or substantially all of our assets
                                   or merge or consolidate with or into other companies.

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors discussed under "Risk Factors."

                        SUMMARY SELECTED FINANCIAL DATA

    The following data are qualified in their entirety by the financial statements of the Company and other information contained elsewhere in this prospectus or incorporated by reference herein. The financial data as of and for each of the years in the five-year period ended December 31, 2000 have been derived from the audited financial statements of the Company. The financial data as of and for the three-month periods ended March 31, 2000 and March 31, 2001 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for such period. Due to the relative significance of D&B's business to Old D&B, D&B was treated as the "accounting successor" to Old D&B, and as such, D&B has been classified as a continuing operation and the business associated with Moody's Corporation has been classified as a discontinued operation. See "Summary -- The Dun & Bradstreet Corporation." The following financial data should be read in conjunction with the financial statements and the related notes incorporated by reference in this prospectus.


                                                                                                THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                      MARCH 31,
                                         ----------------------------------------------------   -------------------
                                           2000       1999       1998       1997       1996       2001       2000
                                         --------   --------   --------   --------   --------   --------   --------
                                                                   (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Operating Revenues.....................  $1,417.6   $1,407.7   $1,420.5   $1,353.6   $1,397.1   $  357.6   $  356.5
Costs and Expenses(1)..................   1,244.8    1,246.8    1,232.8    1,146.4    1,478.2      299.3      303.6
                                         --------   --------   --------   --------   --------   --------   --------
Operating Income.......................     172.8      160.9      187.7      207.2      (81.1)      58.3       52.9
Non-Operating Expense -- Net(2)........     (21.1)     (15.5)     (30.4)     (71.5)     (70.8)      (6.1)      (6.7)
                                         --------   --------   --------   --------   --------   --------   --------
Income (Loss) from Continuing
  Operations before Provision for
  Income Taxes.........................     151.7      145.4      157.3      135.7     (151.9)      52.2       46.2
Provision for Income Taxes.............      78.1       64.1       71.1       42.5       50.1       20.6       19.2
Equity in Net Losses of Affiliates.....        --         --         --         --         --       (0.7)        --
Income (Loss) from:
  Continuing Operations................      73.6       81.3       86.2       93.2     (202.0)      30.9       27.0
  Discontinued Operations, Net of
    Income Taxes(3)....................     133.0      174.7      193.9      217.8      158.2         --       40.8
                                         --------   --------   --------   --------   --------   --------   --------
  Income (Loss) before Cumulative
    Effect of Accounting Changes.......     206.6      256.0      280.1      311.0      (43.8)      30.9       67.8
  Cumulative Effect of Accounting
    Changes, Net of Income Tax
    Benefit(4).........................        --         --         --     (127.0)        --         --         --
                                         --------   --------   --------   --------   --------   --------   --------
Net Income (Loss)......................  $  206.6   $  256.0   $  280.1   $  184.0   $  (43.8)  $   30.9   $   67.8
                                         ========   ========   ========   ========   ========   ========   ========
EBITDA(5)..............................  $  290.0   $  297.8   $  311.7   $  319.9   $   35.0   $   82.1   $   82.2
                                         ========   ========   ========   ========   ========   ========   ========
Adjusted EBITDA(6).....................  $  355.0   $  330.0   $  341.9   $  323.0   $  264.4   $   83.1   $   83.0
                                         ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET:
Total Assets(7)........................  $1,423.6   $1,574.8   $1,574.7   $1,729.4   $1,992.9   $1,436.8   $1,423.6
                                         ========   ========   ========   ========   ========   ========   ========
Minority Interest Financing............  $  300.0   $  300.0   $  300.0   $  300.0   $     --   $     --   $  300.0
                                         ========   ========   ========   ========   ========   ========   ========
Equity.................................  $  (51.0)  $ (416.6)  $ (371.0)  $ (527.7)  $ (455.3)  $  (14.0)  $  (51.0)
                                         ========   ========   ========   ========   ========   ========   ========


---------------
(1) 2000 included charges of $41.5 million for restructuring in connection with the Company's new business strategy and $29.5 million for reorganization costs associated with the 2000 Distribution. 1999 included a charge of $41.2 million in conjunction with restructuring. 1998 included a charge of $28.0 million for reorganization costs associated with the 1998 Distribution. 1996 included charges of $161.2 million for reorganization costs associated with the 1996 Distribution and a loss of $68.2 million on the sale of American Credit Indemnity, a former subsidiary of Donnelley.

(2) 2000 and 1999 included gains related to the settlement of litigation of $10.1 million and $11.9 million, respectively. See Note 5 to the consolidated financial statements incorporated by reference herein.

(3) Income taxes on Discontinued Operations were $86.2 million, $114.8 million, $104.7 million, $123.1 million and $197.1 million in 2000, 1999, 1998, 1997 and 1996, respectively.

(4) 1997 included the impact of a change in revenue recognition policies.

(5) EBITDA is defined as earnings before interest income, interest expense, minority interest expense, income taxes, depreciation and amortization. EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company's ability to service debt. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity.

(6) Adjusted EBITDA is defined as operating income excluding the one-time items described in footnote (1) plus depreciation and amortization. Adjusted EBITDA for 1997 and 1998 are pro forma for the 1998 Distribution.

(7) Included Net Assets of Discontinued Operations of $162.3 million and $459.5 million in 1997 and 1996, respectively.

                                  RISK FACTORS

     Before you participate in the exchange offer, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with the other information in this prospectus, before deciding to participate in the exchange offer.

OUR GROWTH IS DEPENDENT IN PART ON OUR ABILITY TO PENETRATE THE E-COMMERCE
MARKET

     Our growth depends in part upon our ability to penetrate the e-commerce market and convince business information consumers to integrate our information into their applications and to use such information in their transaction decisions. There can be no assurance that a decision by us to focus on the e-commerce marketplace will be successful. In addition, the e-commerce industry is rapidly evolving and there can be no assurance that we will be able to adapt to changing business conditions.

     We expect increasingly to use the Internet as a distribution channel to provide information-based products and services to our customers. Due to the popularity of the Internet, it is possible that new laws and regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel, which in turn could have an adverse effect on our business.

RAPID TECHNOLOGICAL ADVANCES COULD RENDER OUR PRODUCTS OR SERVICES LESS COMPETITIVE OR OBSOLETE

     The business information industry is characterized by rapid technological changes, evolving industry standards and the continuous introduction of new products, services and applications. As a result, our growth and future financial performance will continue to depend on our ability to develop sophisticated applications and technologies to accommodate client preferences, create new distribution channels, develop and market new products and services and enhance existing products. There can be no guarantee that, as various systems and technologies become outdated, we will be able to replace them, or to replace them as quickly as our competitors. In addition, there can be no assurance that products or technologies developed by others will not render our products or services less competitive or obsolete.

WE FACE INCREASING COMPETITION IN THE BUSINESS INFORMATION INDUSTRY

     Business information and related products and services are becoming increasingly available as the use of the Internet expands and as new providers of business-to-business information products and services emerge. Competition to meet the growing demand for reliable, easily accessible commercial information is intense. Our ability to compete effectively will be based on a number of factors, including:

     - our ability to attract clients to use the Internet to obtain business information;

     - the quality of the information we can provide;

     - our brand perception; and

     - our ability to deliver business information via various media and distribution channels in formats tailored to client requirements.

     We believe that we may experience pricing pressures in the future as some of our competitors seek to obtain market share by reducing prices. Our revenues in certain of our traditional product and service lines have declined as customers migrate to free or lower-cost information services offered by us or other Internet vendors. In addition, price competition in Europe has had and may continue to have a negative impact on our results of operations.

TECHNOLOGY INFRASTRUCTURE AND PARTNERSHIPS ARE IMPORTANT TO OUR GROWTH STRATEGY

     We rely on computer hardware, software and systems. If a material system does not operate properly or is disabled, we could suffer financial loss or a disruption to our business. The inability to maintain systems that will accommodate an increasing volume of transactions also could affect our ability to expand.

     In the future, our reliance on partnerships with third parties as a way to provide services to customers may increase. If we are unable to form these partnerships on acceptable terms, or at all, our ability to execute our strategy could be limited.

OUR RESULTS ARE SUBJECT TO FLUCTUATIONS IN INTEREST RATES AND EXCHANGE RATES

     We expect to fund our operations primarily from our operating cash flows supplemented, as necessary, through our commercial paper programs and/or other capital market financings. In addition, we have offices in 33 countries and conduct operations in six other countries and therefore are exposed to market risk from changes in foreign exchange rates which could affect our results of operations and financial condition. In order to reduce the risk from fluctuations in interest rates and foreign currencies, we may enter into interest rate swap agreements, forward foreign exchange contracts and/or foreign currency options. These derivative financial instruments are viewed by us as risk management tools that are entered into for hedging purposes only; we do not intend to use derivative financial instruments for trading or speculative purposes. However, we may not attempt to or be able to hedge all of our interest rate and foreign exchange exposure at a satisfactory cost and rate fluctuations may adversely affect our results of operations and financial condition.

OUR FINANCIAL RESULTS COULD VARY DUE TO OUR INVESTMENTS IN VARIOUS FOREIGN OPERATIONS

     We maintain offices and derive a significant portion of our revenues from sources outside the U.S. Operations in several different countries expose us to a number of legal, economic and regulatory risks such as:

     - changes in legal and regulatory requirements;

     - possible nationalization, expropriation, price controls and other restrictive governmental actions;

     - restrictions on the ability to convert local currency into U.S. dollars;

     - export and import restrictions, tariffs and other trade barriers;

     - difficulty in staffing and managing offices as a result of, among other things, distance, travel, cultural differences and intense competition for trained personnel;

     - political and economic instability; and

     - potentially adverse tax consequences.

Any of such factors could have a material adverse effect on our business, financial condition and results of operations in the future.

                                USE OF PROCEEDS

     D&B will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, D&B will receive in exchange a like principal amount of outstanding notes, the terms of which are identical to all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in the capitalization of D&B.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table shows D&B's ratios of earnings to fixed charges for the periods indicated:

                                    THREE MONTHS
    YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
--------------------------------   ---------------
2000   1999   1998   1997   1996    2001     2000
----   ----   ----   ----   ----   ------   ------
5.9    6.3    5.6    2.9      *     8.9      7.9

---------------
* Due to non-recurring items for the year ended December 31, 1996 discussed below, the ratio coverage was less than 1:1 and earnings were inadequate to cover fixed charges. Additional earnings of $151.9 million would have been required to cover fixed charges for such period.

     For these ratios, "earnings" have been calculated by adding fixed charges (i.e. interest expense and minority interest expense) to income from continuing operations before income taxes and fixed charges.

     Earnings for the year ended December 31, 2000 include non-recurring items consisting of charges of $41.5 million for restructuring and $29.5 million for reorganization costs associated with the 2000 Distribution and a gain of $10.1 million related to the settlement of litigation. Earnings for the year ended December 31, 1999 include non-recurring items consisting of a $41.2 million restructuring charge and a gain of $11.9 million relating to the settlement of litigation. Earnings for the year ended December 31, 1998 include a non-recurring charge consisting of $28.0 million for reorganization costs associated with the 1998 Distribution. Earnings for the year ended December 31, 1996 include non-recurring items consisting of a $161.2 million charge for reorganization costs associated with the 1996 Distribution and a loss of $68.2 million from the sale of American Credit Indemnity, a former subsidiary of Donnelley. Excluding those non-recurring items, the ratios for the years ended December 31, 2000, 1999, 1998 and 1996 would have been 7.9, 7.4, 6.4 and 2.1, respectively.

                                 CAPITALIZATION

     The following table sets forth the capitalization of D&B at March 31, 2001 on a historical basis. You should read this table in conjunction with "Selected Financial Data" included elsewhere in this prospectus and the financial statements and the related notes incorporated by reference in this prospectus.


                                                              MARCH 31, 2001
                                                                  ACTUAL
                                                              --------------
                                                               (DOLLARS IN
                                                                MILLIONS)
Cash and Cash Equivalents...................................     $  57.9
Short-Term Debt.............................................         0.1
Long-Term Debt
  6.625% Senior Notes due 2006..............................       299.6
Minority Interest...........................................         1.3
Shareholder's Equity
  Preferred Stock, $.01 par value per share,
     authorized -- 10,000 shares; outstanding -- none.......          --
  Series Common Stock, $.01 par value per share,
     authorized -- 10,000,000 shares; outstanding -- none...          --
  Common Stock, $.01 par value per share,
     authorized -- 200,000,000 shares;
     issued -- 81,945,520 shares............................         0.8
  Unearned Compensation Restricted Stock....................        (2.6)
  Capital Surplus...........................................       238.2
  Retained Earnings.........................................        43.9
  Treasury Stock, at cost, 1,715,872 shares.................       (43.6)
  Cumulative Translation Adjustment.........................      (197.1)
  Minimum Pension Liability.................................       (53.6)
                                                                 -------
Total Shareholders' Equity..................................     $ (14.0)
                                                                 -------
Total Capitalization........................................     $ 287.0
                                                                 =======

                            SELECTED FINANCIAL DATA

     The following data are qualified in their entirety by the financial statements of the Company and other information contained elsewhere in this prospectus or incorporated by reference herein. The financial data as of and for each of the years in the five-year period ended December 31, 2000 have been derived from the audited financial statements of the Company. The financial data as of and for the three-month periods ended March 31, 2000 and March 31, 2001 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for such period. Due to the relative significance of D&B's business to Old D&B, D&B was treated as the "accounting successor" to Old D&B, and as such, D&B has been classified as a continuing operation and the business associated with Moody's Corporation has been classified as a discontinued operation. See "Summary -- The Dun & Bradstreet Corporation." The following financial data should be read in conjunction with the financial statements and the related notes incorporated by reference in this prospectus.

                                                                                                    THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                      MARCH 31,
                                             ----------------------------------------------------   -------------------
                                               2000       1999       1998       1997       1996       2001       2000
                                             --------   --------   --------   --------   --------   --------   --------
                                                            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Operating Revenues.........................  $1,417.6   $1,407.7   $1,420.5   $1,353.6   $1,397.1   $  357.6   $  356.5
Costs and Expenses(1)......................   1,244.8    1,246.8    1,232.8    1,146.4    1,478.2      299.3      303.6
                                             --------   --------   --------   --------   --------   --------   --------
Operating Income...........................     172.8      160.9      187.7      207.2      (81.1)      58.3       52.9
Non-Operating Expense -- Net(2)............     (21.1)     (15.5)     (30.4)     (71.5)     (70.8)      (6.1)      (6.7)
                                             --------   --------   --------   --------   --------   --------   --------
Income from Continuing Operations before
  Provision for Income Taxes...............     151.7      145.4      157.3      135.7     (151.9)      52.2       46.2
Provision for Income Taxes.................      78.1       64.1       71.1       42.5       50.1       20.6       19.2
Equity in Net Losses of Affiliates.........        --         --         --         --         --       (0.7)        --
Income (Loss) from:
  Continuing Operations....................      73.6       81.3       86.2       93.2     (202.0)      30.9       27.0
  Discontinued Operations, Net of Income
    Taxes(3)...............................     133.0      174.7      193.9      217.8      158.2         --       40.8
Income (Loss) before Cumulative Effect of
  Accounting Changes.......................     206.6      256.0      280.1      311.0      (43.8)      30.9       67.8
Cumulative Effect of Accounting Changes,
  Net of Income Tax Benefit(4).............        --         --         --     (127.0)        --         --         --
                                             --------   --------   --------   --------   --------   --------   --------
Net Income (Loss)..........................  $  206.6   $  256.0   $  280.1   $  184.0   $  (43.8)  $   30.9   $   67.8
                                             --------   --------   --------   --------   --------   --------   --------
BASIC EARNINGS (LOSS) PER SHARE OF COMMON
  STOCK:
Continuing Operations......................  $    .91   $   1.00   $   1.02   $   1.09   $  (2.38)  $   0.38   $   0.33
Discontinued Operations....................      1.64       2.16       2.29       2.55       1.86         --       0.51
                                             --------   --------   --------   --------   --------   --------   --------
Before Cumulative Effect of Accounting
  Changes..................................      2.55       3.16       3.31       3.64       (.52)      0.38       0.84
Cumulative Effect of Accounting Changes,
  Net of Income Tax Benefit(4).............        --         --         --      (1.49)        --         --         --
                                             --------   --------   --------   --------   --------   --------   --------
Basic Earnings (Loss) Per Share of Common
  Stock....................................  $   2.55   $   3.16   $   3.31   $   2.15   $   (.52)  $   0.38   $   0.84
                                             ========   ========   ========   ========   ========   ========   ========
DILUTED EARNINGS (LOSS) PER SHARE OF COMMON
  STOCK:
Continuing Operations......................  $    .90   $   . 99   $   1.00   $   1.08   $  (2.38)      0.37       0.33
Discontinued Operations....................      1.62       2.13       2.26       2.52       1.86         --       0.50
                                             --------   --------   --------   --------   --------   --------   --------
Before Cumulative Effect of Accounting
  Changes..................................      2.52       3.12       3.26       3.60       (.52)      0.37       0.83
Cumulative Effect of Accounting Changes,
  Net of Income Tax Benefit(4).............        --         --         --      (1.47)        --         --         --
                                             --------   --------   --------   --------   --------   --------   --------
Diluted Earnings (Loss) Per Share of Common
  Stock....................................  $   2.52   $   3.12   $   3.26   $   2.13   $   (.52)  $   0.37   $   0.83
                                             ========   ========   ========   ========   ========   ========   ========

                                                                                                    THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                      MARCH 31,
                                             ----------------------------------------------------   -------------------
                                               2000       1999       1998       1997       1996       2001       2000
                                             --------   --------   --------   --------   --------   --------   --------
                                                            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
OTHER DATA:
Dividends Paid Per Share(5)................  $   .555   $    .74   $    .81   $    .88   $   1.82   $     --   $  0.185
                                             ========   ========   ========   ========   ========   ========   ========
Dividends Declared Per Share(5)............  $   .555   $    .74   $   .775   $   1.10   $   1.82   $     --   $  0.185
                                             ========   ========   ========   ========   ========   ========   ========
Weighted Average Number of Shares
  Outstanding -- Basic.....................      81.0       81.1       84.7       85.4       85.0       80.3       80.6
                                             ========   ========   ========   ========   ========   ========   ========
Weighted Average Number of Shares
  Outstanding -- Diluted(6)................      82.0       82.1       85.9       86.3       85.0       82.6       81.3
                                             ========   ========   ========   ========   ========   ========   ========
EBITDA(7)..................................  $  290.0   $  297.8   $  311.7   $  319.9   $   35.0   $   82.1   $   82.2
                                             ========   ========   ========   ========   ========   ========   ========
Adjusted EBITDA(8).........................  $  355.0   $  330.0   $  341.9   $  323.0   $  264.4   $   83.1   $   83.0
                                             ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET:
Total Assets(9)............................  $1,423.6   $1,574.8   $1,574.7   $1,729.4   $1,992.9   $1,436.8   $1,423.6
Minority Interest Financing................  $  300.0   $  300.0   $  300.0   $  300.0         --         --   $  300.0
Equity.....................................  $  (51.0)  $ (416.6)  $ (371.0)  $ (527.7)  $ (455.3)  $  (14.0)  $  (51.0)
                                             ========   ========   ========   ========   ========   ========   ========

---------------
(1) 2000 included charges of $41.5 million for restructuring in connection with the Company's new business strategy and $29.5 million for reorganization costs associated with the 2000 Distribution. 1999 included a charge of $41.2 million in conjunction with restructuring. 1998 included a charge of $28.0 million for reorganization costs associated with the 1998 Distribution. 1996 included charges of $161.2 million for reorganization costs associated with the 1996 Distribution and a loss of $68.2 million on the sale of American Credit Indemnity, a former subsidiary of Donnelley.

(2) 2000 and 1999 included gains related to the settlement of litigation of $10.1 million and $11.9 million, respectively. See Note 5 to the consolidated financial statements incorporated by reference herein.

(3) Income taxes on Discontinued Operations were $86.2 million, $114.8 million, $104.7 million, $123.1 million and $197.1 million in 2000, 1999, 1998, 1997 and 1996, respectively.

(4) 1997 included the impact of a change in revenue recognition policies.

(5) 2000 included dividends paid and declared through the first three quarters of the year.

(6) The exercise of dilutive shares has not been assumed for the year ended December 31, 1996, since the result is antidilutive.

(7) EBITDA is defined as earnings before interest income, interest expense, minority interest expense, income taxes, depreciation and amortization. EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company's ability to service debt. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity.

(8) Adjusted EBITDA is defined as operating income excluding the one-time items described in footnote (1) plus depreciation and amortization. Adjusted EBITDA for 1997 and 1998 are pro forma for the 1998 Distribution.

(9) Included Net Assets of Discontinued Operations of $162.3 million and $459.5 million in 1997 and 1996, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of D&B's financial condition and results of operations in conjunction with the complete Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and the related notes included in D&B's Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference in this prospectus.

OVERVIEW

     Until September 30, 2000, the business of the Company was operated as part of the corporation now known as Moody's Corporation and previously known as "The Dun & Bradstreet Corporation". Moody's Corporation is referred to herein as "Old D&B" for periods prior to the 2000 Distribution and as "Moody's" for periods thereafter. On September 30, 2000, Old D&B distributed to all holders of its common stock the shares of D&B, which was a wholly-owned subsidiary and became an independent public company (the "2000 Distribution"). As a result of the 2000 Distribution, the sole business of the Company is D&B. Because of the relative significance of D&B's business to Old D&B, D&B was treated as the "accounting successor" to Old D&B, and as such, D&B has been classified as a continuing operation and the business associated with Moody's Corporation has been classified as a discontinued operation. References to D&B in the discussion below, refer to D&B, as accounting successor to Old D&B.

RESULTS OF OPERATIONS

  Operating Segments

     D&B, which provides a comprehensive array of information-based products and services, is managed on a geographical basis. In each of the three geographic segments, North America, Europe/Africa/Middle East ("Europe") and Asia Pacific/Latin America ("APLA"), D&B offers credit information solutions, marketing information solutions, purchasing information solutions and receivable management services. D&B evaluates performance and allocates resources based on segment revenues and operating income. Effective January 1, 2000, responsibility for the management of the Canadian business was moved from the Asia Pacific/Latin America segment to its U.S. segment, which is presently called "North America", to take advantage of marketing synergies.

  Three Months Ended March 31, 2001 Compared with Three Months Ended March 31, 2000

     For the first quarter of 2001, D&B reported net income of $30.9 million and earnings per share of $.38 per share basic and $.37 per share diluted. This compares to first quarter 2000 income from continuing operations of $27.0 million and earnings per share from continuing operations of $.33 basic and diluted. In the first quarter of 2000, D&B reported net income of $67.8 million and earnings per share of $.84 basic and $.83 diluted, which included income from discontinued operations of $40.8 million and earnings per share from discontinued operations of $.51 basic and $.50 diluted.

     Operating revenues for the first quarter of 2001 of $357.6 million were flat when compared to the same period in 2000. Revenue growth in North America of 4% was offset by declines in Europe of 10% and APLA of 4%. Before the effect of foreign exchange, operating revenues increased 3% in the first quarter of 2001 compared to 2000, with European revenues growing 1% and APLA's revenues growing 4% from the prior year. D&B's results, before the effect of foreign exchange, reflect a 3% decline in revenues from traditional credit information solutions, offset by 16% growth in revenues from value added credit information solutions such as decision-support tools and services, 8% growth in marketing information solutions, 38% growth in purchasing information solutions and 12% growth in receivable management services.

     Operating expenses were down 3% to $131.5 million during the first quarter of 2001 compared to $134.9 million in the same period in 2000, resulting from cost savings achieved through the restructuring actions initiated during 2000 as discussed below. Selling and administrative costs increased by 3% to $143.0 million during the first quarter of 2001 compared to the same period of 2000. Administrative cost savings achieved through the restructuring actions discussed above were offset by transition costs incurred in implementing D&B's business strategy discussed under "Business -- Business Strategy". Depreciation and amortization decreased 18% to $24.8 million in the first quarter of 2001 as compared to the same period in 2000. Lower capitalization over the past two years and the write-off of certain assets as a result of the restructuring actions implemented resulted in lower depreciation and amortization.

     Operating income for the first quarter of 2001 of $58.3 million was 10% higher than 2000 first quarter operating income of $52.9 million.

     Non-operating expense-net was $6.1 million for the first quarter of 2001 compared with non-operating expense-net of $6.7 million for the first quarter of 2000. The components of non-operating expense-net, including interest income and expense, minority interest expense and other expense-net, remained relatively level when comparing the first quarter of 2001 with the first quarter of 2000. As discussed below, in March 2001, D&B repaid a $300 million obligation resulting from the repurchase of an unrelated partner's interest in a limited partnership using the proceeds from the issuance of the outstanding notes.

     The effective tax rate was 39.5% for the first quarter of 2001 compared with 41.6% in 2000. The decline in the rate resulted from state and global tax planning initiatives implemented in 2001.

  Year Ended December 31, 2000 Compared with Year Ended December 31, 1999

     For the year ended December 31, 2000, D&B reported income from continuing operations of $73.6 million, or $.91 per share basic and $.90 per share diluted. This compares with 1999 income from continuing operations of $81.3 million and earnings per share from continuing operations of $1.00 basic and $.99 diluted. 2000 results included a $41.5 million pre-tax restructuring charge ($30.3 million after-tax, $.37 per share basic and diluted), pre-tax reorganization costs in connection with the 2000 Distribution of $29.5 million ($25.6 million after-tax, $.32 per share basic and $.31 per share diluted) and a $10.1 million pre-tax gain on the settlement of litigation ($6.2 million after-tax, $.08 per share basic and diluted). 1999 results included the $41.2 million pre-tax restructuring charge discussed above ($27.9 million after-tax, $.34 per share basic and diluted), and an $11.9 million pre-tax gain relating to the settlement of litigation ($6.6 million after-tax, $.08 per share basic and diluted). Excluding these items, income from continuing operations would have increased 20% and earnings per share from continuing operations would have increased 21% for basic earnings and 20% for diluted earnings. 2000 net income of $206.6 million included income from discontinued operations of $133.0 million, while 1999 net income of $256.0 million included income from discontinued operations of $174.7 million. For the year ended December 31, 2000, earnings per share of $2.55 basic and $2.52 diluted included earnings per share from discontinued operations of $1.64 basic and $1.62 diluted. For the year ended December 31, 1999, earnings per share of $3.16 basic and $3.12 diluted included earnings per share from discontinued operations of $2.16 basic and $2.13 diluted.

     Operating revenues grew 1% to $1,417.6 million in 2000, compared with $1,407.7 million in 1999. Revenue growth in North America of 5% was offset by a decline in Europe of 9%, while revenue growth was flat in APLA. Before the effect of foreign exchange, operating revenues increased 4% in 2000 compared to 1999, with European revenues growing 3% and APLA's revenues growing 1% from the prior year. D&B's results, before the effect of foreign exchange, reflect a 2% decline in revenues from traditional credit information solutions, offset by 9% growth in revenues from value added credit information solutions such as decision-support tools and services, 11% growth in marketing information solutions and 16% growth in receivable management services. D&B intends to expand its customer base by targeting the small business market and deepening the penetration of global accounts in order to sustain revenue growth.

     Operating expenses decreased 4% to $515.9 million in 2000 compared with $538.3 million in 1999, as a result of cost reductions attributable to the restructuring actions initiated in the fourth quarters of 1999 and 2000 and the positive effect of foreign exchange on expenses. Selling and administrative expenses increased by 1% to $546.7 million in 2000 compared with $539.4 million in 1999, as a result of costs incurred in order to offer new products and services, which offset cost reductions and the positive effect of foreign exchange. Depreciation and amortization decreased 13% to $111.2 million in 2000 as compared to 1999 as a result of lower capitalization over the past two years, the write-off of certain assets as a result of the restructuring actions and the positive effect of foreign exchange on expenses. Operating costs in 2000 also included a $41.5 million charge for restructuring actions, while 1999 operating costs included a $41.2 million restructuring charge. In 2000, operating costs included $29.5 million in reorganization costs incurred in connection with the 2000 Distribution.

     Operating income increased 7% in 2000 to $172.8 million from $160.9 million in 1999. Excluding the restructuring charges in 2000 and 1999 and the reorganization costs incurred in 2000, operating income would have grown 21% in 2000, as a result of revenue growth and lower operating costs.

     Non-operating expense-net was $21.1 million in 2000 compared with $15.5 million in 1999. Included in non-operating expense-net is interest income and expense, minority interest expense (which remained level at $22.4 million in both 2000 and 1999) and other income (expense)-net. Interest income of $3.9 million in 2000 was higher than 1999 due to higher cash levels, while interest expense of $8.6 million in 2000 was also higher than in 1999 as a result of the higher debt levels in 2000 compared with 1999. Other income (expense)-net was $6.0 million in 2000 compared with $9.0 million in 1999. 2000 other income (expense)-net included a gain of $10.1 million on the settlement of litigation, while 1999 other income (expense)-net included a gain of $11.9 million on the settlement of litigation. These gains were offset by other miscellaneous non-operating income and expense items, which were generally unchanged in 2000 and 1999.

     D&B's effective tax rate was 51.4% in 2000 compared with 44.1% in 1999, while the underlying tax rate was 42.0% in 2000 and 41.3% in 1999. The difference between the effective and underlying rates resulted from several factors in both 2000 and 1999, including taxes imposed on the proceeds from the settlement of litigation and the non-deductibility of certain restructuring expenses. Additionally in 2000, the non-deductibility of certain reorganization expenses and interest incurred impacted the effective tax rate.

     Income from discontinued operations, net of income taxes, was $133.0 million for the year ended December 31, 2000 and $174.7 million for the year ended December 31, 1999. 2000 results include nine months of income from discontinued operations, while 1999 included the income from discontinued operations for a full year.

  Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

     For the year ended December 31, 1999, D&B reported income from continuing operations of $81.3 million, or $1.00 per share basic and $.99 per share diluted. This compares with 1998 income from continuing operations of $86.2 million and earnings per share from continuing operations of $1.02 basic and $1.00 diluted. 1999 results included a $41.2 million pre-tax restructuring charge ($27.9 million after-tax, $.34 per share basic and diluted), and an $11.9 million pre-tax gain relating to the settlement of outstanding litigation ($6.6 million after-tax, $.08 per share basic and diluted). Results for 1998 included reorganization costs associated with the 1998 Distribution of $28.0 million ($23.2 million after-tax, $.27 per share basic and diluted). 1999 net income of $256.0 million included income from discontinued operations of $174.7 million, while 1998 net income of $280.1 million included income from discontinued operations of $193.9 million. For the year ended December 31, 1999, earnings per share of $3.16 basic and $3.12 diluted included earnings per share from discontinued operations of $2.16 basic and $2.13 diluted. For the year ended December 31, 1998, earnings per share of $3.31 basic and $3.26 diluted included earnings per share from discontinued operations of $2.29 basic and $2.26 diluted.

     Operating revenues were $1,407.7 million in 1999 compared with $1,420.5 million in 1998. Before the effect of foreign currency translation, D&B revenues were flat. These results reflect decreased demand for traditional credit information solutions, offset by growth in value added products such as decision-support tools and services.

     Operating expenses were flat at $538.3 million in 1999 compared with $536.2 million in 1998. Selling and administrative expenses decreased by 1% to $539.4 million in 1999 compared with $542.4 million in 1998. Costs saved as a result of D&B's worldwide expense control initiatives were offset by D&B's investment in value added products.

     Operating costs in 1999 also included the $41.2 million restructuring charge referred to above. In 1998, operating costs included $28.0 million in reorganization costs incurred in connection with the 1998 Distribution.

     Operating income decreased 14% in 1999 to $160.9 million from $187.7 million in 1998. Excluding the $41.2 million restructuring charge in 1999 and the $28.0 million of reorganization costs in 1998, operating income in 1999 declined 6% compared with 1998.

     Non-operating expense-net was $15.5 million in 1999 compared with $30.4 million in 1998. Included in non -- operating expense-net is interest income and expense, minority interest expense (which remained relatively level when comparing 1999 and 1998) and other income (expense)-net. Interest income of $2.9 million in 1999 was lower than 1998 due to lower cash levels, while interest expense of $5.0 million in 1999 was significantly lower than in 1998 as a result of the lower debt levels in 1999 compared with 1998. Other income (expense)-net was income of $9.0 million in 1999 compared with an expense of $2.2 million in 1998. 1999 other income (expense)-net included a gain of $11.9 million on the settlement of litigation. This gain was offset by other miscellaneous non-operating income and expense items, which were generally unchanged in 1999 and 1998.

     D&B's effective tax rate was 44.1% in 1999 compared with 45.2% in 1998, while the underlying tax rate was 41.3% in 1999 and 41.0% in 1998. The difference between the effective and underlying rates resulted from a number of factors, including taxes imposed on the proceeds from the settlement of litigation, the non-deductibility of certain restructuring expenses and refinements of certain estimates.

     Income from discontinued operations, net of income taxes, was $174.7 million for the year ended December 31, 1999 and $193.9 million for the year ended December 31, 1998, with Moody's representing all of such income in 1999 and $160.2 million of such income in 1998. In 1998, the balance of the income from discontinued operations, net of income taxes, of $33.7 million reflects the results of Donnelley. Moody's net income of $174.7 million in 1999 grew 9% from $160.2 million in 1998, principally as a result of strong revenue growth.

LIQUIDITY AND FINANCIAL POSITION

     Management believes that cash flows generated from its operations are sufficient to fund its operating needs and service debt. D&B accesses the commercial paper market from time to time to fund working capital needs and share repurchases. Such borrowings have been supported by D&B's bank credit facilities. It is expected that operating cash flows, supplemented as needed with financing arrangements, will be sufficient to meet the needs of D&B.

     D&B is considering the monetization of certain non-strategic assets and businesses, and intends to complete this review in the first half of 2001. Certain asset monetization transactions may be announced and/or completed prior to that date. Funds generated from these transactions may be utilized to invest in the current business, invest in the business-to-business strategy, or to repurchase stock.

  Three Months Ended March 31, 2001 Compared with Three Months Ended March 31, 2000


     At March 31, 2001, cash and cash equivalents totaled $57.9 million, a decrease of $12.2 million from $70.1 million held at December 31, 2000.


     Operating activities generated net cash of $54.5 million during the first quarter of 2001 compared with $70.3 million from continuing operations in the first quarter of 2000. Timing of certain working capital items resulted in the decline in cash generated from operating activities when comparing the first quarter of 2001 to the same period in the prior year.

     Net cash used in investing activities was $13.6 million for the first quarter of 2001 compared to $17.8 million in 2000. In the first quarter of 2001 capital expenditures and additions to computer software and other intangibles totaled $10.7 million compared with $21.8 million in the first quarter of 2000. D&B has decreased its spending on capital expenditures and computer software and other intangibles and redirected investment in conjunction with its business strategy outlined under "Business -- Business Strategy". During the first quarter of 2001, D&B invested $8.9 million in a joint venture with American International Group, Inc. called Avantrust LLC. Over the next 22 months D&B has committed to invest an additional $10.6 million in Avantrust LLC.

     In May 2001, D&B completed the acquisition of iMarket, a provider of business-to-business sales and marketing solutions for small and mid-sized companies. D&B previously held a minority interest in iMarket and paid approximately $19 million to acquire the remainder of the business it did not already own.

     Net cash used in financing activities was $52.7 million during the first quarter of 2001 compared with $106.5 million in the first quarter of 2000. Payments of dividends by Old D&B accounted for $29.9 million of cash used in the first quarter of 2000. D&B no longer pays dividends.

  Year Ended December 31, 2000 Compared with Year Ended December 31, 1999

     At December 31, 2000, cash and cash equivalents totaled $70.1 million, compared to $109.4 million at December 31, 1999. D&B's payment of $349.3 million to the IRS, as discussed in the notes to the consolidated financial statements, and the impact of the 2000 Distribution with respect to the allocation of net indebtedness, impacted the cash balance.

     Operating activities provided net cash of $23.8 million during 2000. The $349.3 million payment to the IRS is reflected as a reduction in continuing operations' accrued income taxes of $174.7 million and as a $174.6 million offset to net cash used in operating activities of discontinued operations. Excluding the impact of the payment, cash generated by operating activities in 2000 would have been $373.1 million, with continuing operations providing $202.6 million and discontinued operations providing $170.5 million (representing nine months of activity). Cash generated by operating activities in 1999 was $350.0 million, with continuing operations providing $135.2 million and discontinued operations providing $214.8 million. The improvement in cash generated by operating activities of continuing operations results from increased operating income and an improvement in working capital.

     During 2000, D&B made payments of $21.0 million related to the restructuring actions implemented during the fourth quarter of 1999 and $.8 million related to the restructuring actions implemented during the fourth quarter of 2000.

     Net cash used in investing activities totaled $84.5 million in 2000, compared with $116.7 million in 1999. Net cash used in investing activities of discontinued operations in 2000 was $26.2 million and in 1999 was $12.1 million. Net cash used by discontinued operations in 2000 included an acquisition by Moody's of a financial software products company for $17.4 million. In 2000, spending for capital expenditures, computer software and other intangibles by continuing operations totaled $67.1 million, compared with $109.6 million in 1999. During 2000, D&B reduced its spending for capital expenditures, computer software and other intangibles, while formulating its growth strategy. Currently, D&B has no material commitments for capital expenditures.

     Net cash provided by financing activities was $25.0 million in 2000, compared with net cash used in financing activities of $210.3 million during 1999. Payments of dividends by Old D&B accounted for $89.8 million in 2000, compared with $120.1 million in 1999. D&B does not intend to pay dividends in the future. As discussed below, D&B's financing arrangements and stock repurchases also affected the net cash provided by or used in financing activities.

  Financing Arrangements

     In connection with the 2000 Distribution, Old D&B borrowed funds in order to repay in full Old D&B's commercial paper obligations. Also in connection with the 2000 Distribution, immediately prior to the 2000 Distribution, a portion of Old D&B's indebtedness (plus certain minority interest obligations) and a portion of Old D&B's cash was allocated to D&B in amounts such that, at the time of the 2000 Distribution and before giving effect to certain adjustments and other factors described in the notes to the consolidated financial statements, the net indebtedness of D&B (plus the minority interest obligations) approximated the net indebtedness of Moody's. The indebtedness that was assumed by D&B upon the 2000 Distribution amounted to $24.1 million. D&B also assumed $300 million in minority interest obligations and was allocated $39.4 million in cash. The debt that was assumed by Moody's at the 2000 Distribution amounted to $195.5 million.


     In September 2000, D&B established two committed bank facilities, which remained in effect after the 2000 Distribution. One of the facilities permits borrowings of up to $175 million and matures in September 2001. The second facility permits borrowings of up to $175 million and matures in September 2005. Under these facilities D&B has the ability to borrow at prevailing short-term interest rates. D&B has not drawn on these facilities since their inception and has no borrowings outstanding under these facilities at March 31, 2001. These facilities are available for general corporate purposes, including to support D&B's commercial paper program.


     During the first quarter of 2001, D&B repaid the commercial paper outstanding at December 31, 2000 of $49.5 million, while during the first quarter of 2000, Old D&B decreased its net commercial paper borrowings by $86.7 million. At March 31, 2001, D&B did not have any commercial paper outstanding.


     In 1997, $300 million in minority interest financing was raised by Donnelley when an unrelated investor contributed cash to a Donnelley partnership in exchange for a limited partner interest. This transaction was assumed by Old D&B in connection with the 1998 Distribution and thereafter by D&B in the 2000 Distribution. Under the terms of the limited partnership agreement that governs the minority interest financing, the unrelated partner was entitled to receive an amount per annum equal to 7.47% of its initial investment payable quarterly in arrears, provided that there are sufficient partnership profits.



     Pursuant to the terms of the partnership agreement, on December 15, 2000, the unrelated partner initiated a process that could have resulted in dissolution and liquidation of the partnership as early as February 25, 2001. Such dissolution was prevented, however, through the D&B partner having elected on December 27, 2000, to exercise its right to purchase the unrelated partner's interest in the partnership. On March 23, 2001, the unrelated partner's interest was purchased with the proceeds of the outstanding notes and the issuance of commercial paper.



     During the first quarter of 2001, D&B repurchased 345,900 of its common shares for $9.0 million in connection with its Employee Stock Purchase Plan and to offset a portion of the shares issued under its stock incentive plans. Proceeds received in connection with D&B's stock plans were $5.1 million in the first quarter of 2001.


     During the first quarter of 2000, Old D&B repurchased 125,000 shares for $3.5 million in connection with Old D&B's Employee Stock Purchase Plan and to offset a portion of the shares issued under incentive plans. Proceeds received in connection with Old D&B stock plans were $16.0 million for the first quarter of 2000.


     In May 2001, D&B announced that its board of directors authorized a one-year share repurchase program of up to $100 million, funded with the proceeds from the RMS sale. The program is in addition to D&B's existing share repurchase program announced in September 2000 to offset the dilutive effect of shares issued under employee benefit arrangements.


NEW EUROPEAN CURRENCY


     On January 1, 1999, 11 of the countries in the European Union began a three-year transition to the euro to replace the national currency of each participating country. D&B intends to phase in its transition to the euro during such period. D&B has established a task force to address issues related to the euro. D&B believes that the euro conversion may have a material impact on its operations and financial condition if it fails to successfully address such issues. The task force has prepared a project plan and is proceeding with the implementation of that plan.

                                    BUSINESS

BUSINESS STRATEGY

     D&B's strategic goal is to become a growth company with an important presence on the Web. D&B has developed a five-part strategy to further its goal.

     - LEVERAGE THE BRAND: In its traditional operating environments, D&B believes that The Dun & Bradstreet brand name has come to represent trust and confidence in products and services that help customers reduce risk in decision-making and improve financial performance. Key attributes of the brand include: (i) D&B's 159-year operating history in business-to-business commerce, (ii) its base of over 150,000 customers, including 92% of the Business Week Global 1000, (iii) its database on over 62 million business entities covering 200 countries, which D&B updates over a million times each day, (iv) its D-U-N-S(R) numbering system, which is widely recognized as the global standard for identifying businesses and establishing linkages between related entities, (v) its trade data on how businesses pay their suppliers, (vi) its decision-support tools, scoring models and other actionable information that enable businesses to make better decisions, and (vii) its software integration tools to enable D&B information to be integrated into customers' systems or combined with customer information. D&B's strategy begins by leveraging these core brand assets in a manner designed to assure that The Dun & Bradstreet name continues to engender the same level of trust and confidence in business-to-business e-commerce transactions, where issues of trust and confidence are of paramount concern, that it does in the traditional marketplace. In sum, D&B's brand mission is to be "The most trusted source for information you need to make your business a success."

     - CREATE FINANCIAL FLEXIBILITY: The implementation of the Company's strategy will require significant investments. In order to fund these investments, D&B has identified opportunities to reallocate spending to areas representing growth opportunities, and to support shareholder value through sustained growth in earnings per share. In addition to the foregoing initiatives, D&B is reviewing its business and prospects in each country to determine where it should maintain, increase or scale down its presence and where it should leverage partnerships to fulfill basic requirements (e.g., information collection). D&B is also considering the monetization of certain non-strategic assets and businesses, and intends to complete this review in the first half of 2001. Certain asset monetization transactions may be announced and/or completed prior to that date. Funds generated from these transactions may be utilized to invest in the current business, invest in the business-to-business strategy, or to repurchase stock.

     - ENHANCE THE CURRENT BUSINESS: An important element of D&B's strategy is D&B's belief that there continue to be opportunities in its current business to generate revenue growth and increase profitability. D&B believes it can further develop its relationships with its over 150,000 customers worldwide and expand its customer base by making selected investments. For example, an analysis of D&B's current business has identified opportunities for up to $75 million in revenue growth over the next three years through increasing the penetration of the small business market and deepening its existing relationships with global businesses. D&B also intends to accelerate the utilization of the Web as a distribution channel for its products and services.

     - BECOME AN IMPORTANT PLAYER IN BUSINESS-TO-BUSINESS E-COMMERCE: D&B believes that business-to-business e-commerce is a potent opportunity, though it will likely take at least three years to begin realizing its potential in any significant way. Such time will be necessary to permit the integration of all of the related systems on both the vendor and purchaser sides, including purchasing, order entry, accounting, financing and others. In addition to the integration challenge, the development of e-commerce has created a number of new challenges in business-to-business transactions, relating in substantial part to issues of trust and confidence. D&B believes that the company, with its brand, actionable information and analytical capabilities, is well positioned to address such concerns, and several of its current products and services are already doing so. Potential roles for D&B include, but are not limited to, providing e-commerce marketplaces and participants with: (i) identification, authentication and verification services for buyers and sellers, (ii) credit decisioning, (iii) internal performance assessment and enterprise resource planning refinement, (iv) directory, sourcing and prospecting services and (v) market sizing and modeling. In addition to creating value for customers through D&B products and services, D&B expects to enter into strategic alliances that leverage D&B's strengths along with those of other market leaders.


     - BUILD A WINNING CULTURE: D&B recognizes that successfully achieving its strategic goals will require talented, motivated and efficient associates aligned around a common set of strategies and goals. The program's winning culture initiatives include: (i) aligning goals and compensation programs company-wide with the strategy and the drivers of shareholder value creation, (ii) changing the organizational structure to foster leadership, accountability and efficiency, (iii) defining and training associates in the use of guiding principles and rules of engagement to guide their behavior toward the creation of a winning culture, (iv) more clearly defining and prioritizing operating goals and the means of achieving them and (v) recruiting and developing talent from inside and outside the organization.

PRODUCTS AND SERVICES

     D&B's product lines and their respective contributions to D&B's 2000 revenues are set forth below:

                                                              PERCENTAGE
                                                               OF 2000
PRODUCT LINE                                                   REVENUE*
------------                                                  ----------
Credit Information Solutions................................      63%
Marketing Information Solutions.............................      24%
Purchasing Information Solutions............................       2%
Receivable Management Services*.............................      11%

---------------

* In May 2001, we sold our receivable management services operations in the United States, Hong Kong and Europe. See "Summary -- Recent Developments."


  Credit Information Solutions

     Customers use D&B's credit information solutions to help them extend commercial credit, approve loans and leases, underwrite insurance, evaluate clients, mitigate fraud risk and make other financial and risk assessment decisions. D&B's largest customers for these solutions are major manufacturers and wholesalers, insurance companies, banks and other credit and financial institutions. Its core credit solutions are available through a variety of products, including the D&B Business Information Report, which contains commercial credit information that may include basic background information, financial and public records data and information on financial strength and payment history, and value added products like D&B Risk Assessment Manager(TM), a software package that gives D&B customers the ability to run automated credit decisions, customized scoring models and portfolio analysis from their own PCs. D&B's credit information solutions are delivered primarily through electronic methods, including desktop and enterprise application software, the Internet and XML integration capabilities. D&B's credit information solutions are also distributed by a number of other firms, including leading vendors of online and Internet information services, such as OneSource and Lexis-Nexis, and through enterprise software vendors such as Oracle, Siebel and SAP.

  Marketing Information Solutions

     Using information from D&B's global database, D&B's marketing information solutions are designed to help customers conduct market segmentation, client profiling, prospect selection and marketing list development, and maintain updated customer relationship management systems. D&B Market Spectrum(TM), a suite of marketing information products and services, enhances internal customer data with information from D&B's global database and other third party data, and provides analysis that can help customers target their most profitable clients and prospects, analyze market penetration and market segmentation, determine territory alignment and estimate demand. D&B Connect(TM) enables D&B and customer data to be integrated in either an online or offline environment. D&B also sells various directories, list/label services and other marketing solutions, which are delivered in hard copy, on diskette or CD ROM or via the Internet. D&B's marketing information solutions are also available through enterprise software vendors such as Siebel and through an alliance between D&B and Acxiom Corporation.

  Purchasing Information Solutions

     D&B's purchasing information solutions help customers understand their supplier base, rationalize their supplier rosters, leverage buying power, minimize supply-related risks and identify and evaluate new sources of supply. Purchasing information solutions, which leverage information from D&B's global database, include D&B Spend Analysis(TM), which integrates customers' supplier data with information from D&B's global database and from third parties and then applies analytical and benchmarking techniques designed to identify opportunities for reducing purchasing costs and risks; D&B Supplier Assessment Manager(TM), which uses decision-support software to automate the scoring and monitoring of supplier performance, capabilities and risks using internal and external information; Standard Product and Service Codes, which were developed jointly by D&B and the United Nations and which help companies determine the specific types of products and services comprising the supply base of their firm and allow them to identify further vendor consolidation opportunities; and a joint purchasing solution offered through an alliance with SAS Institute, which includes D&B's purchasing information solutions and SAS's analytical products.

  Receivable Management Services

     D&B offers its customers certain accounts receivable management services, including third party collection of accounts, letter demand services and receivable outsourcing programs. These services substitute and/or enhance the customer's own internal management of accounts receivable.

     D&B's receivable management services ("RMS") business collects and services delinquent commercial receivables on behalf of approximately 30,000 customers, primarily in the business-to-business market. Principal markets include insurance, telecommunications and transportation industries. RMS also provides cross-border commercial receivables services in which the RMS worldwide offices service cross-border claims.

     RMS also provides commercial accounts receivable servicing in the ordinary course for customers who wish to outsource this function. Services provided in the RMS business include debt verification and collection, customer service functions and analytical reporting.

     Certain jurisdictions require licensing for consumer and commercial debt collection. RMS and, in some instances, the individual collectors, must be licensed in order to conduct business in these jurisdictions. The laws under which such licenses are granted generally require annual license renewal and provide for denial, suspension or revocation for improper actions or other reasons.


     In May, 2001, we sold our receivable management services operations in the United States and Hong Kong to its senior management team. In addition, we sold our European receivable management services operations to a third party. During the fiscal year 2000, these operations generated approximately $145 million in revenues and approximately 6% of our earnings before interest, taxes, depreciation, amortization and one-time non-recurring items.


COMPETITION

     All of D&B's businesses are highly competitive. D&B believes that it is the market leader in credit information in North America in terms of market share and revenue. The competitive environment varies by country in Europe, Asia and Latin America. In some countries, leadership positions exist, whereas in others the markets are highly fragmented. The competition is primarily local, and, because of D&B's global database, D&B believes that it has a competitive edge with respect to customers seeking worldwide information coverage. In certain markets (such as Europe), D&B has experienced pricing pressures and may continue to experience pricing pressure in the future as some of its competitors seek to obtain market share by reducing prices.

     D&B competes directly with a broad range of companies offering information services to business customers. In addition, business information and related products and services are becoming increasingly available, principally as a result of the expansion of the Internet and as new providers of business-to-business information products and services emerge. D&B's ability to compete effectively will be based on a number of factors, including: the ability to attract local customers to the worldwide information services offered by D&B's unique database; the ability to demonstrate value through its decisioning and integration capabilities, including the power of the D-U-N-S(R) Number and related linkages; reliability of information; brand perception; and the ability to deliver business information via various media and distribution channels in formats tailored to customer requirements. In its information services businesses, D&B also faces competition from in-house operations of the businesses it seeks as customers, from other general and specialized credit reporting and other business information services, other information and professional services providers, banks, credit insurers and the Internet.

GEOGRAPHIC BUSINESS SEGMENTS


     D&B manages its business globally through three geographic segments: United States and Canada ("North America"), Europe/Africa/Middle East ("Europe"), and Asia Pacific/Latin America ("APLA"). Prior to January 1, 2000, D&B's Canadian business was managed by its Asia Pacific/Latin America geographic segment. Effective January 1, 2000, management of D&B's Canadian business was moved to its U.S. geographic segment to take advantage of marketing synergies between the U.S. and Canada. Revenues for the 1999 fiscal year have been restated to reflect such change. None of D&B's business segments is dependent on a single customer or a few customers, such that a loss of any one would have a material adverse effect on that business segment.


     The operations of Europe and APLA are subject to the usual risks inherent in doing business in certain countries outside of the U.S., including currency fluctuations and possible nationalization, expropriation, price controls, as well as possible changes in the availability of data from public sector sources, limits on collecting certain types of personal information or on providing information across borders or other restrictive governmental actions. Management of D&B believes that the risks of nationalization or expropriation are reduced because its basic service is the delivery of information rather than the production of products that require manufacturing facilities or the use of natural resources.

  North America

     North America had 2000 revenue of $968.3 million, comprised of credit information solutions (60%), marketing information solutions (27%), purchasing information solutions (3%) and receivable management services (10%). North America had 1999 revenue of $920.0 million, comprised of credit information solutions (63%), marketing information solutions (25%), purchasing information solutions (3%) and receivable management services (9%).

  Europe/Africa/Middle East

     Europe had 2000 revenue of $382.1 million, comprised of credit information solutions (70%), marketing information solutions (18%), purchasing information solutions (less than 1%) and receivable management services (12%). Europe had 1999 revenue of $420.6 million, comprised of credit information solutions (71%), marketing information solutions (17%), purchasing information solutions (less than 1%) and receivable management services (12%). Europe began offering purchasing information services in 1999.

     Europe has operations in 19 countries and conducts operations in three other countries through minority interests in joint venture companies. D&B is believed to be the largest single supplier of commercial credit information services in Europe.

  Asia Pacific/Latin America

     APLA had 2000 revenue of $67.2 million, comprised of credit information solutions (59%), marketing information solutions (18%), purchasing information solutions (less than 1%) and receivable management services (23%). APLA had 1999 revenue of $67.1 million, comprised of credit information solutions (65%), marketing information solutions (15%), purchasing information solutions (less than 1%) and receivable management services (20%). APLA began offering purchasing information solutions in 1999.

     APLA has operations in 12 countries and conducts operations in three other countries through minority interests in joint venture companies. APLA provides cross-border services originating in Latin America through local affiliates, small local operations centers and an operations center in Florida. In the Asia Pacific region, APLA has entered into joint venture and distribution arrangements to leverage its staff and data sourcing and distribution capabilities and is exploring additional such opportunities.

INTELLECTUAL PROPERTY

     D&B owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights, patents and other intellectual property rights that, in the aggregate, are of material importance to D&B's business. Management of D&B believes that each of the "Dun & Bradstreet" name and related names, marks and logos are of material importance to D&B. D&B is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by D&B. D&B considers its trademarks, service marks, databases, software and other intellectual property to be proprietary, and D&B relies on a combination of copyright, trademark, trade secret, patent, non-disclosure and contract safeguards for protection.

     The names of D&B's products and services referred to herein are trademarks, service marks or registered trademarks or service marks owned by or licensed to D&B or one or more of its subsidiaries.

LEGAL PROCEEDINGS

     D&B is involved in legal proceedings of a nature considered normal to its business. In the opinion of management, although the outcome of such legal proceedings cannot be predicted with certainty, the ultimate liability of D&B in connection with such legal proceedings will not have a material adverse effect on D&B's financial position, results of operations and cash flows.

     In addition to the matters referred to above, on July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun & Bradstreet Corporation" (which corporation subsequently was renamed R.H. Donnelley Corporation and herein is referred to as "Donnelley"), ACNielsen Company (a subsidiary of AC Nielsen Corporation) and I.M.S. International, Inc. (a subsidiary of Cognizant Corporation). At the time of the filing of the complaint, each of the other defendants was a subsidiary of Donnelley. The complaint alleges various violations of United States antitrust laws, including purported violations of Sections 1 and 2 of the Sherman Act arising from tying arrangements, agreements with retailers and other customers, predatory pricing practices and other matters alleged by IRI. In addition to the foregoing claims, the complaint alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by the defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants, and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within 60 days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and ACNielsen filed a counterclaim alleging that IRI had made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an Amended and Restated Complaint repleading its alleged claim of monopolization in the United States and realleging its other claims. By notice of motion dated August 18, 1997, defendants moved for an order dismissing the amended claim. On December 1, 1997, the Court denied the motion. On December 22, 1999, defendants filed a motion for partial summary judgment seeking to dismiss IRI's non-U.S. antitrust claims. On July 12, 2000, the Court granted the motion dismissing claims of injury suffered from activities in foreign markets where IRI operates through subsidiaries or companies owned by joint ventures or "relationships" with local companies. Discovery in this case is ongoing.


     In November 1996, Donnelley completed a distribution to its shareholders (the "1996 Distribution") of capital stock of ACNielsen Corporation ("ACNielsen") and Cognizant Corporation ("Cognizant"). On October 28, 1996, in connection with the 1996 Distribution, Cognizant, ACNielsen and Donnelley entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement"). For a description of the agreement, see the notes to the financial statements incorporated by reference in this prospectus.


     In June 1998, Donnelley completed a distribution to its shareholders (the "1998 Distribution") of the capital stock of D&B and changed Donnelley's name to R.H. Donnelley Corporation. In connection with the 1998 Distribution, Old D&B and Donnelley entered into an agreement whereby Old D&B has assumed all potential liabilities of Donnelley arising from the IRI action and agreed to indemnify Donnelley in connection with such potential liabilities.

     During 1998, Cognizant separated into two new companies, IMS Health Incorporated ("IMS Health") and Nielsen Media Research, Inc. ("Nielsen Media Research"). IMS Health and Nielsen Media Research are each jointly and severally liable for all Cognizant liabilities under the Indemnity and Joint Defense Agreement.

     Under the terms of the 1996 Distribution Agreement entered into by Donnelley, ACNielsen and Cognizant to effect the 1996 Distribution, as a condition to the 1998 Distribution, Old D&B undertook to be jointly and severally liable with Donnelley to Cognizant and ACNielsen. Under the terms of the 1998 Distribution Agreement entered into by Old D&B and Donnelley to effect the 1998 Distribution (the "1998 Distribution Agreement"), as a condition to the 2000 Distribution entered into by D&B and Moody's to effect the 2000 Distribution (the "2000 Distribution Agreement"), D&B was required to undertake to be jointly and severally liable with Moody's to Donnelley for Old D&B's obligations under the 1998 Distribution Agreement, including the liabilities relating to the IRI action. However, under the 2000 Distribution Agreement, as between themselves, each of D&B and Moody's have agreed to be responsible for 50% of any payments to be made in respect of the IRI action under the 1998 Distribution Agreement or otherwise, including any legal fees or expenses related thereto.

     Management is unable to predict at this time the final outcome of the IRI action or whether the resolution of such matter could materially affect D&B's results of operations, cash flows or financial position.

     Old D&B and its predecessors have entered into global tax planning initiatives in the normal course of business, principally through tax free restructurings of both their foreign and domestic operations. These initiatives are subject to normal review by tax authorities. It is possible that additional liabilities may be proposed by tax authorities as a result of these reviews and that some of the reviews could be resolved unfavorably. At this time, management is unable to predict the extent of such reviews, the outcome thereof or whether the resolution of these matters could materially affect D&B's results of operations, cash flows or financial position.

     Pursuant to the 2000 Distribution Agreement, D&B and Moody's agreed to each be financially responsible for 50% of any potential liabilities that may arise with respect to the reviews described above, to the extent such potential liabilities are not directly attributable to their respective business operations.

     The Internal Revenue Service (the "IRS") has completed its review of the utilization of certain capital losses generated during 1989 and 1990. On June 26, 2000, the IRS, as part of its audit process, issued a formal assessment with respect to the utilization of these capital losses and Old D&B responded by filing a petition for a refund in the U.S. District Court for the District of Columbia on September 21, 2000. Pursuant to a series of agreements, IMS Health and Nielsen Media Research are jointly and severally liable to pay one-half, and

Donnelley the other half, of any payments for taxes and accrued interest arising from this matter and certain other potential tax liabilities after Donnelley pays the first $137 million.

     In connection with the 1998 Distribution, Old D&B and Donnelley entered into an agreement whereby Old D&B has assumed all potential liabilities of Donnelley arising from these tax matters and has agreed to indemnity Donnelley in connection with such potential liabilities.

     On May 12, 2000, an amended tax return was filed for the 1989 and 1990 tax periods, which reflects $561.6 million of tax and interest due. Old D&B paid the IRS $349.3 million of this amount on May 12, 2000, which Old D&B funded with short-term borrowings. IMS Health has informed Old D&B that it paid to the IRS $212.3 million on May 17, 2000. The payments were made to the IRS to stop further interest from accruing. Notwithstanding the filing and payment, D&B is contesting the IRS's formal assessment and would also contest the assessment of amounts, if any, in excess of the amounts paid. Old D&B and D&B have accrued their anticipated share of the probable liability arising from the utilization of these capital losses.

                               THE EXCHANGE OFFER

GENERAL

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $300,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of outstanding notes, properly tendered on or prior to the Expiration Date and not properly withdrawn. The exchange offer is being made with respect to all of the outstanding notes.

     As of the date of this prospectus, the aggregate principal amount of the outstanding notes is $300,000,000. This prospectus, together with the letter of
transmittal, is first being sent on or about             , 2001, to all
registered holders of outstanding notes. Our obligation to accept outstanding notes for exchange is subject to certain conditions set forth under "-- Certain Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

     The outstanding notes were issued on March 22, 2001 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the outstanding notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement with the initial purchases of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause such offer to be consummated not later than 180 days after the date of issuance of the outstanding notes.

     Under the circumstances set forth below, we will use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

     - if any changes in law, Commission rules or regulations or applicable interpretations thereof by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

     - if any outstanding notes validly tendered in the exchange offer are not exchanged for exchange notes within 180 days after the original issue of the outstanding notes;

     - if any initial purchaser of the outstanding notes so requests, but only with respect to any outstanding notes not eligible to be exchanged for exchange notes in the exchange offer; or

     - if any holder of the outstanding notes notifies us that it is not permitted to participate in the exchange offer or would not receive fully tradable exchange notes pursuant to the exchange offer.

     If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes. Please read the section captioned "Registration Rights Agreement" for more details regarding the registration rights agreement.

     Each holder of outstanding notes that wishes to exchange such outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

     - any exchange note will be acquired in the ordinary course of its business;

     - such holder has no arrangement with any person to participate in the distribution of the exchange notes; and

     - such holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - such holder is not an "affiliate" of D&B within the meaning of Rule 405 under the Securities Act;

     - such exchange notes are acquired in the ordinary course of the holder's business; and

     - the holder does not intend to participate in the distribution of such exchange notes.

     Any holder who tenders in the exchange offer with the intention of participating in any matter in a distribution of the exchange notes:

     - cannot rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

     The Exchange Offer is being made by the Company to satisfy certain of its obligations under the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name outstanding notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding notes. Holders of outstanding notes who do not tender their outstanding notes or whose outstanding notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions set forth in this prospectus and the letter of transmittal D&B will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. D&B will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered upon the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the forms and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure of D&B to fulfill our obligation under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under the indenture. For a description of the indenture, see "Description of Notes" below.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $300 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     D&B intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

     D&B will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering the exchange notes to such holders. Subject to the terms of the registration rights agreement. D&B expressly reserves the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-- Certain Conditions to the Exchange Offer."

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 2001, unless in its sole discretion, D&B extends it.

     In order to extend the exchange offer, D&B will notify the exchange agent orally or in writing of any extension. D&B will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     D&B reserves the right, in its sole discretion:

     - to delay accepting for exchange any outstanding notes;

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If D&B amends the exchange offer in a manner that it determines to constitute a material change, D&B will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding notes of such amendment.

     Without limiting the manner in which the it may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, D&B shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, D&B will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and D&B may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in its reasonable judgment:

     - the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair the ability of D&B to proceed with the exchange offer.

     In addition, D&B will not be obligated to accept for exchange the outstanding notes of any holder that has not made to it

     - the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution" and

     - such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to D&B an appropriate form for registration of the exchange notes under the Securities Act.

     D&B expressly reserves the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, it may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and D&B may accept them for exchange. D&B will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     D&B expressly reserves the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. D&B will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for the sole benefit of D&B and D&B may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in its sole discretion. If D&B fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that D&B may assert at any time or at various times.

     In addition, D&B will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     - the exchange agent must receive outstanding notes along with the letter of transmittal; or

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and D&B in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, D&B recommends that holders use an overnight or hand delivery service . In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to D&B. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

     - make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

     - obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-1 5 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation;

     - such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against such participant.

     D&B will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. D&B reserves the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. D&B also reserves the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although D&B intends to notify holders of defects or irregularities with respect to tenders of outstanding notes neither we, the exchange agent nor any other person will incur any liability for failure to give such satisfaction. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, s soon as practicable following the expiration date.

     In all cases, D&B will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal, each tendering holder of outstanding notes will represent to D&B that, among other things:

     - any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

     - if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of D&B or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     - the tender is made through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

       - setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered;

       - stating that the tender is being made thereby; and

       - guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives such properly completed and executed letter of transmittal, or a facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at one of the addresses set forth below under "-- Exchange Agent;" or

     - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any such notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn (including the principal amount of such outstanding notes); and

     - where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. D&B will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. D&B will deem any outstanding notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent at one of the addresses set forth below:

  By Hand/Overnight Courier:             By Mail:                 By Facsimile:
     The Bank of New York          The Bank of New York        The Bank of New York
      101 Barclay Street          101 Barclay Street, 7E          (212) 815-6339
Corporate Trust Services Window  New York, New York 10286  Attn: Reorganization Section
         Ground Level              Attn: Reorganization
                                         Section
   New York, New York 10286
 Attn: Reorganization Section

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     D&B will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. D&B will, however, pay the exchange agent reasonable and customary fees for services and reimburse it for its related reasonable out-of-pocket expenses.

     D&B will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately
$          . They include:

     - Commission registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     D&B will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     - certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

     - as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - cannot rely on the applicable interpretations of the Commission; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     D&B will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in D&B's accounting records on the date of exchange. Accordingly, D&B will not recognize any gain or loss for accounting purposes in connection with the exchange offer. D&B will record the expenses of the exchange offer as incurred.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     D&B may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. D&B has no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The outstanding notes were issued and the exchange notes will be issued under an indenture dated as of March 22, 2001 between D&B and The Bank of New York, as trustee. The following summary of the material provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to, the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). As used in this "Description of the Exchange Notes," D&B refers to The Dun & Bradstreet Corporation and does not, unless the context otherwise indicates, include its subsidiaries. The indenture is an exhibit to the registration statement of which this prospectus is part.


     The exchange notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The exchange notes will be unsecured senior obligations of D&B and, as such, will rank pari passu in right of payment with all other existing and future senior indebtedness of D&B and senior in right of payment to all existing and future subordinated indebtedness of D&B. As of December 31, 2000, on a pro forma basis after giving effect to the offering of the notes and the application of the estimated gross proceeds therefrom, we would have had approximately $49.6 million in aggregate principal amount of indebtedness outstanding which would have ranked pari passu in right of payment with the notes. See "Capitalization" in this prospectus.


GENERAL

     The specific terms of the exchange notes are set forth below:

     - Title: 6.625% Series B Senior Notes due 2006

     - Maturity date: March 15, 2006

     - Interest rate: 6.625% per annum

     - Date interest starts accruing: March 22, 2001

     - Interest payment dates: March 15 and September 15

     - First interest payment date: September 15, 2001

     - Regular record dates for interest: March 1 and September 1

     - Computation of interest: Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     - Form of exchange notes: The exchange notes will be in the form of one or more global notes that we will deposit with or on behalf of DTC.

     - Sinking fund: The exchange notes will not be subject to any sinking fund.

     - Status: The exchange notes will constitute a series of our unsecured senior debt securities.

OPTIONAL REDEMPTION

     We may, at our option, redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points plus, in each case, accrued interest to the date of redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the

Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

     "Quotation Agent" means the Reference Treasury Dealer appointed by us.

     "Reference Treasury Dealer" means (i) each of Bear, Stearns & Co. Inc., Chase Securities Inc., Salomon Smith Barney Inc. and BNY Capital Markets, Inc. and their respective successors unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we shall substitute another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the term of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from the yields on a straight line basis, rounding to the nearest month) or (2) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If less than all of the notes are being redeemed, the trustee will select the notes to be redeemed using a method it considers fair. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

CERTAIN COVENANTS

     Other than as described below, the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of notes protection in the event of a sudden and significant decline in the credit quality of D&B or a takeover, recapitalization or highly leveraged or similar transaction involving D&B.

  Limitation on Liens

     D&B will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on any property or asset, to secure any debt of D&B, any subsidiary or any other person, or permit any subsidiary so to do, without securing the notes equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions. Exceptions include:

     - existing liens;

     - liens on assets or property of corporations at the time they become subsidiaries;

     - liens existing on facilities when acquired, or incurred to finance the purchase price or construction thereof;

     - liens to extend, renew or replace any liens referred to above;

     - liens arising in connection with the financing of accounts receivable by D&B or any of its subsidiaries which do not exceed $125,000,000;

     - certain liens relating to certain permitted sale and leaseback transactions;

     - liens in favor of D&B or one or more subsidiaries granted by D&B or a subsidiary to secure any intercompany obligations;

     - mechanics', landlords' and similar liens;

     - liens arising out of legal proceedings being contested;

     - liens for taxes not yet due, or being contested;

     - easements and similar liens not impairing the use or value of the property involved; and

     - liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of certain sale and leaseback transactions described under "-- Limitation on Sale and Leasebacks", does not exceed the greater of 10% of shareholders equity or an aggregate amount of $450,000,000.

  Limitation on Sale and Leasebacks

     D&B shall not, and will not permit any subsidiary to, enter into any arrangement with any person pursuant to which D&B or any subsidiary leases any property that has been or is to be sold or transferred by D&B or the subsidiary to such person (a "sale and leaseback transaction"), except that a sale and leaseback transaction is permitted if D&B or such subsidiary would be entitled to secure the property to be leased (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined under the provisions described in "-- Limitation on Liens" above.

     In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in "-- Limitations on Liens" above include:

     - temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

     - leases between D&B and a subsidiary or between subsidiaries;

     - leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property; and

     - arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

  Consolidation, Merger and Sale of Assets

     D&B may, without the consent of the holders of the notes, consolidate with, merge into or be merged into, or transfer or lease our property and assets substantially as an entirety to another entity. However, D&B may only do this if:

     - the successor entity is a U.S. corporation, partnership, limited liability company or trust and assumes by supplemental indenture all of our obligations under the notes and the indenture;

     - after giving effect to the transaction, no default or Event of Default (as defined below) has occurred and is continuing; and

     - if, as a result of any consolidation, merger, transfer or lease described in this covenant, properties or assets of D&B would become subject to any lien which could not be permitted by the asset lien restriction described above without equally and ratably securing the notes, D&B or such successor person, as the case may be, will take the steps as are necessary to secure effectively the notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above. After that time, all of our obligations under the notes and the indenture terminate.

EVENTS OF DEFAULT

     Any one of the following is an "Event of Default":

     - if we default in the payment of interest on the notes, and such default continues for 90 days;

     - if we default in the payment of the principal or any premium on the notes when due by declaration, when called for redemption or otherwise;

     - if we fail to perform or if we breach any covenant or warranty in the notes or in the indenture and applicable to the notes for 90 days after notice to us by the trustee or by holders of at least 25% in principal amount of the outstanding notes; and

     - if certain events of bankruptcy or insolvency occur with respect to D&B.

     If an Event of Default with respect to the notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding notes may declare the principal of all the notes to be due and payable. When such declaration is made, such principal will be immediately due and payable. The holders of a majority in principal amount of notes may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration).

     Holders of notes may not enforce the indenture, or the notes except as provided in the indenture. The trustee may require indemnity satisfactory to it before it enforces the indenture or the notes. Subject to certain limitations, the holders of more than 50% in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. The trustee may withhold from holders notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

AMENDMENT AND WAIVER

     With the consent of the holders of more than 50% of the principal amount of the outstanding notes, we and the trustee may amend or supplement the indenture or modify the rights of the holders. Such majority holders may also waive compliance by us with any provision of the Indenture, any supplemental indenture or the notes except a default in the payment of principal or interest. However, without the consent of the holder of each note affected, an amendment or waiver may not:

     - reduce the principal amount of outstanding notes whose holders must consent to an amendment or waiver;

     - change the rate or the time for payment of interest;

     - change the principal or the fixed maturity;

     - waive a default in the payment of principal or interest;

     - make any note payable in a different currency other than that stated in the note or change the place of payment; or

     - make any change in the provisions of the indenture concerning (i) waiver of existing defaults; (ii) rights of holders of the notes to receive payment; or (iii) amendments and waivers with consent of holders of the notes.

     We and the trustee may amend or supplement the indenture without the consent of any holder to cure any ambiguity, defect or inconsistency in the indenture, the notes or for certain other limited purposes, including to make any change that does not adversely affect the rights of any holder of the notes.

DEFEASANCE AND COVENANT DEFEASANCE

     The indenture provides that we (a) may be discharged from its obligations in respect of the notes ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance") including those described under "Certain Covenants -- Limitation on Liens," "Certain
Covenants -- Limitations on Sale and Leasebacks" and "Certain
Covenants -- Consolidation, Merger and Sale of

Assets", when the Company has irrevocably deposited with the trustee, in trust,
(i) sufficient funds to pay the principal of (and premium, if any) and interest to stated maturity (or redemption) on, the notes, or (ii) such amount of direct obligations of, or obligations guaranteed by, the government of the United States, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of (and premium, if any) and interest to stated maturity (or redemption) on, the notes. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, our delivery of an opinion of counsel that the holders of the notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred.

THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and the provisions of the Trust Indenture Act, incorporated by reference therein, contains limitations on the rights of the trustee thereunder should it become a creditor of D&B, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

GOVERNING LAW

     The indenture is, and the exchange notes will be, governed by and construed in accordance with, the laws of the State of New York.

BOOK ENTRY; DELIVERY AND FORM

     The certificates representing the exchange notes will be issued in fully registered form. Except as described in the next paragraph, the exchange notes initially will be represented by a single, permanent global exchange note, in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     Owners of book-entry interests in the global notes will receive individual certificated notes in fully registered form, or definitive registered notes, only in the following circumstances:

     - if DTC notifies us or the book-entry depositary in writing that it (or its nominee) is unwilling or unable to continue to act as a depositary registered under the Securities and Exchange Act of 1934 (the "Exchange Act") and a successor depository registered as a clearing agency under the Exchange Act (in the case of DTC or successor registered as a clearing agency under the Exchange Act) is not appointed by us within 90 days; or

     - at any time if we determine that the global notes should be exchanged for definitive registered notes (in whole but not in part).

     Any definitive registered notes will be issued in fully registered form in denomination of $1,000 principal amount and integral multiples of $1,000. To the extent permitted by law, we, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive registered note is registered as the absolute owner thereof. While any global note is outstanding, holders of definitive registered notes may exchange their definitive registered notes for a corresponding book-entry interest in that global note by surrendering their definitive registered notes to the trustee and providing the certificates and opinions required by the indenture. The trustee will make the appropriate adjustments to the global note underlying that book-entry interest to reflect any issue or surrender of definitive registered notes. The indenture contains provisions relating to the maintenance by a registrar of registers reflecting ownership of definitive registered notes, if any, and other provisions customary for a debt security listed on the register maintained by the registrar.

PAYMENTS ON THE NOTES

     Payments of any amounts owing in respect of the global notes will be made through one or more paying agents appointed under the indenture to DTC as the holder of the global notes. Initially, the paying agent for the notes will be The Bank of New York, as trustee. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

     Payments of principal or any premium owing in respect of the definitive registered notes will be made at the maturity of each note in immediately available funds upon presentation of the note at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as we may designate. Payment of interest due on the definitive registered notes at maturity will be made to the person to whom payment of the principal of the note will be made. Payment of interest due on the definitive registered notes other than at maturity will be made at the corporate trust office of the trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register, except that a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form may, at our option, be entitled to receive interest payments on any interest payment date other than at maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee at least 15 days prior to the interest payment date. Any wire instructions received by the trustee will remain in effect until revoked by the holder.

     We expect that DTC or its nominee, upon receipt of any payment made in respect of the global notes, will credit its participants' accounts with such payments in amounts proportionate to their respective interest in the principal amount of such global note as shown on the records of DTC or its nominee. Payments by participants to owners of interests held through such participants will be governed by standing customer instructions and the customary practices of the participants. Payments on interest held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system's rules and procedures.

     None of D&B, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing any records relating to such book-entry interests or beneficial ownership interests.

FURTHER ISSUES

     We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Upon the issuance of the global exchange notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global exchange notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the global exchange notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the global exchange notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered owner or holder of the global exchange notes, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the exchange notes represented by such global exchange notes for all purposes under the Indenture and the exchange notes. No beneficial owners of an interest in the global exchange notes will be able to transfer that interest except in accordance with DTC's applicable procedures.

     D&B understands that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in such permanent global exchange note desires to give or take any action (including a suit for repayment of principal, premium or interest) that a holder is entitled to give or take under the notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action or would otherwise act upon the instruction of beneficial owners owning through them.

     Payments of the principal of, premium, if any, and interest on the global exchange notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither D&B, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global exchange notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the global exchange notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global exchange notes, as shown on the records of DTC or its nominee. D&B also expects that payments by participants to owners of beneficial interests in such global exchange notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

     Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                             UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of exchange notes as of the date hereof. Except where noted, this summary deals only with exchange notes that are acquired in connection with this exchange offer and held as capital assets and does not deal with taxpayers subject to special treatment under the U.S. federal income tax laws, including if you are one of the following:

     - a dealer in securities or currencies;

     - a financial institution;

     - an insurance company;

     - a tax-exempt organization;

     - a person holding the exchange notes as part of a hedging, integrated or conversion transaction, a constructive sale or straddle;

     - a trader in securities that has elected the mark-to-market method of accounting for your securities;

     - a person liable for alternative minimum tax; or

     - a U.S. person whose "functional currency" is not the U.S. dollar.

     If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the exchange notes, you should consult your own tax advisors.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary.

     IF YOU ARE CONSIDERING THE ACQUISITION OF EXCHANGE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

CONSEQUENCES OF THE EXCHANGE

     The exchange of the outstanding notes for the exchange notes in the exchange offer, see "The Exchange Offer", will not constitute a taxable event to you. Consequently, (1) you will not realize any gain or loss upon receipt of an exchange note; (2) the holding period of the exchange note will include the holding period of the outstanding note exchanged for the exchange note; and (3) the adjusted basis of the exchange note will be the same as the adjusted tax basis of the outstanding note exchanged for the exchange note immediately before the exchange.

CONSEQUENCES TO U.S. HOLDERS

     The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a U.S. holder of exchange notes.


     Certain consequences to "non-U.S. holders" of exchange notes, who are beneficial owners of exchange notes that are not U.S. holders, are described below under "Consequences to Non-U.S. Holders."

     A "U.S. holder" means a beneficial owner of an exchange note that is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the U.S.;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

  Payments of Interest

     Except as set forth below, interest on an exchange note will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

  Amortizable Bond Premium

     If you purchased an outstanding note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a "premium". You generally may elect to amortize the premium over the remaining term of the exchange note on a constant yield method as an offset to interest when includible in income under your regular method of accounting. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the exchange note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

  Market Discount

     If you purchased an outstanding note for an amount that is less than its stated redemption price at maturity, the amount will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the exchange note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the exchange note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless you elect to accrue on a constant yield interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

  Sale, Exchange and Retirement of Notes

     When you sell, exchange or retire an exchange note, you will recognize gain or loss equal to the difference between the amount you receive (less an amount equal to any accrued interest you have not previously included in income, which will be taxable as interest income) and your adjusted basis in the exchange note.

Except as described above with respect to market discount, your gain or loss realized on the sale, exchange or retirement of an exchange note will generally be treated as capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange or retirement of an exchange note, you have held the exchange note for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of exchange notes. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not deal with non-U.S. holders that are subject to special treatment under the U.S. federal income tax laws (including if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company, a corporation that accumulates earnings to avoid federal income tax, or in certain circumstances, a United States expatriate).

  U.S. Federal Withholding Tax

     The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the exchange notes provided that:

     - you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the exchange notes is described in section 881(c)(3)(A) of the Code; and

     - (a) you provide your name and address on an Internal Revenue Service Form W-BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold the exchange notes through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-U.S. holders that are entities rather than individuals.


     If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W8-BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty; or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on an exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, as described below under "U.S. Federal Income Tax."


     The 30% U.S. federal withholding tax will not generally apply to any gain that you realize on the sale, exchange, retirement or other disposition of the exchange notes.

  U.S. Federal Estate Tax

     Your estate will not be subject to U.S. federal estate tax on exchange notes beneficially owned by you at the time of your death, provided that you are not a U.S. citizen or resident (as specifically defined for U.S. federal estate tax purposes) and (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury regulations) and (2) interest on the exchange note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

  U.S. Federal Income Tax

     If you are engaged in a trade or business in the United States and interest on the exchange notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code, although that interest income will be exempt from the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments. For this purpose, interest on the exchange notes will be included in earnings and profits.

     Any gain realized on the disposition of an exchange note generally will not be subject to U.S. federal income tax unless:

     - the gain is effectively connected with the conduct by you of a trade or business in the United States, or

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  U.S. Holders

     In general, information reporting requirements will apply to certain payments of principal and interest paid on the exchange notes and to the proceeds of sale of an exchange note made to you, unless you are an exempt recipient, such as a corporation. A 31% backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

  Non-U.S. Holders

     In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above in the fourth bullet point under "Consequences to Non-U.S. Holders -- U.S. Federal Withholding Tax."

     In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of an exchange note within the United States or conducted through U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, D&B has agreed that for a period of 90 days after the expiration date of the exchange offer, they will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

     D&B will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers, D&B will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. D&B has agreed to pay certain expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding securities) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes being offered hereby and certain other legal matters in connection with the Exchange Offer are being passed upon for D&B by Simpson Thacher & Bartlett, New York, New York.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

                                  $300,000,000

                        THE DUN & BRADSTREET CORPORATION

                            OFFER TO EXCHANGE UP TO
                              $300,000,000 OF ITS
                     6.625% SERIES B SENIOR NOTES DUE 2006
                       FOR ANY AND ALL OF ITS OUTSTANDING
                                  $300,000,000
                          6.625% SENIOR NOTES DUE 2006

     UNTIL               , 2001 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THEIR DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation provides that the Company shall indemnify and advance expenses to its currently acting and its former directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law (the "Delaware Law"), as amended from time to time.

     Section 145 of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that Delaware law restricts indemnification to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit and then, where such person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that he is fairly and reasonably entitled to such indemnity, and then only for such expenses as the court shall deem proper.

     The Delaware Law also permits a Delaware corporation to limit each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (iv) for any transaction from which a director derived an improper personal benefit. The Restated Certificate of Incorporation provides for the limitation of the personal liability of the directors of the Company for monetary damages to the fullest extent permitted by the Delaware Law, as amended from time to time. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     For information concerning the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 22 hereof.

     The Company maintains insurance, at its expense, to protect any director or officer of the Company against certain expenses, liabilities or losses.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, The Dun & Bradstreet Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Murray Hill, State of New Jersey, on May 22, 2001.


                                          THE DUN & BRADSTREET CORPORATION


                                          BY:       /s/ R. E. PARKER

                                            ------------------------------------
                                                     Roxanne E. Parker
                                               Vice President -- Treasury and
                                                     Investor Relations

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Roxanne E. Parker, David J. Lewinter and Robert
J. Levin and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the within registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registrant Statement has been signed by the following persons in the capacities indicated and on the dates indicated:


                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
                /s/ ALLAN Z. LOREN                   Chairman of the Board, Chief         May 22, 2001
---------------------------------------------------    Executive Officer and President
                  Allan Z. Loren                       (Principal Executive Officer)

            /s/ CHESTER J. GEVEDA, JR.               Vice President and Controller and    May 22, 2001
---------------------------------------------------    Acting Chief Financial Officer
              Chester J. Geveda, Jr.                   (Principal Financial Officer and
                                                       Principal Accounting Officer)

               /s/ VICTOR A. PELSON                  Director                             May 22, 2001
---------------------------------------------------
                 Victor A. Pelson

             /s/ RONALD L. KUEHN, JR.                Director                             May 22, 2001
---------------------------------------------------
               Ronald L. Kuehn, Jr.

              /s/ MICHAEL R. QUINLAN                 Director                             May 22, 2001
---------------------------------------------------
                Michael R. Quinlan

               /s/ NAOMI D. SELIGMAN                 Director                             May 22, 2001
---------------------------------------------------
                 Naomi D. Seligman

                                 EXHIBIT INDEX

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
    4.1       Indenture dated as of March 22, 2001 (the "Indenture")
              between The Dun & Bradstreet Corporation and The Bank of New
              York, as Trustee
    4.2       Registration Rights Agreement dated March 22, 2001 among The
              Dun & Bradstreet Corporation, Chase Securities Inc., Bear,
              Stearns & Co. Inc., BNY Capital Markets, Inc. and Salomon
              Smith Barney Inc.
    4.3       Form of 6.625% Senior Notes due 2006 (the "Outstanding
              Notes")
    4.4       Form of 6.625% Series B Senior Notes due 2006 (the "Exchange
              Notes")
    5         Opinion of Simpson Thacher & Bartlett
   23.1       Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5 hereto)
   23.2       Consent of PricewaterhouseCoopers LLP, independent certified public accountants
   24         Powers of Attorney (included on pages immediately preceding this Exhibit Index)
   25         Form T-1 Statement of Eligibility under the Trust Indenture
              Act of 1939 of The Bank of New York as Trustee for the
              Indenture
   99.1       Form of Letter of Transmittal for the Outstanding Notes
   99.2       Form of Notice of Guaranteed Delivery for the Outstanding
              Notes